Exhibit 99.1

FOR IMMEDIATE RELEASE

December 14, 2007

A. O. Smith extends stock repurchase program

Milwaukee, Wis.— A.O. Smith Corporation (NYSE:AOS) today announced that its Board of Directors has extended its stock repurchase program. The new authorization allows for the repurchase of an additional one million shares of the company’s common stock from time to time in open market transactions.

“We recently completed the February 2007 share repurchase authorization for one million shares and we continue to feel that our stock is undervalued in the marketplace,” Chairman and Chief Executive Officer Paul W. Jones commented. “We believe A. O. Smith is a great investment, and the extension of this program will allow us to enhance shareholder value by opportunistically acquiring the stock when we believe the value warrants it,” Jones continued.

During the last three years, A. O. Smith has generated nearly $500 million in operating cash flow and has used that cash to enhance shareholder value by making acquisitions, paying down its debt and expanding its operation in China while also repurchasing its shares and increasing its dividend.

A. O. Smith Corporation, with 2006 sales of $2.2 billion, is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive line featuring the best-known brands in North America and China. A. O. Smith is also one of the largest manufacturers of hermetic and fractional horsepower motors for residential and commercial applications in North America.